Exhibit 99.1
Reynolds Consumer Products Reports
Second Quarter 2026 Financial Results
Delivering Earnings Growth in Dynamic Consumer & Cost Environment
Productivity Initiatives Fueling Investments In The Business
Reiterates Full Year 2026 Earnings Outlook

LAKE FOREST, Ill., July 29, 2026 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (the “Company”) (Nasdaq: REYN) today reported financial results for the second quarter ended June 30, 2026.

“Our solid second quarter and year-to-date results reflect the consistency of our execution against our priorities," said Scott Huckins, President and Chief Executive Officer. "We held or gained share across the majority of our categories, delivered operational efficiencies, and invested behind our brands, innovation and strategic initiatives. Our trusted brands, compelling consumer value, and strong retail partnerships position us well to execute in a tough operating environment and against our longer-term strategic priorities to drive shareholder value.”

Second Quarter 2026 Highlights
•Net Revenues of $944 million compared to $938 million in Q2 2025
◦Retail Net Revenues of $888 million compared to $887 million in Q2 2025
◦Retail volumes decreased 5%; excluding foam Retail volumes decreased 2%
◦Non-Retail Net Revenues1 of $56 million compared to $51 million in Q2 2025
•Net Income of $89 million compared to $73 million in Q2 2025, and Adjusted Net Income of $89 million compared to $83 million in Q2 2025
•Adjusted EBITDA of $171 million compared to $163 million in Q2 2025
•Earnings Per Share increased 20% to $0.42 compared to $0.35 in Q2 2025, and Adjusted Earnings Per Share increased 8% to $0.42 vs. $0.39 in Q2 2025
Net Income increased 22% to $89 million from $73 million in Q2 2025 and Adjusted Net Income increased $6 million compared to Adjusted Net Income of $83 million for the second quarter of 2025, reflecting improved operating performance. Adjusted EBITDA increased $8 million to $171 million compared to the prior year period, primarily driven by manufacturing efficiency gains, partially offset by the impact of lower volumes and increased selling, general and administrative (SG&A) costs. These results reflect continued margin expansion through productivity initiatives, supporting ongoing investment in growth and other strategic initiatives.

__________________________________________________
1Non-Retail Revenues consist of aluminum sales made to food service and industrial customers.

Second Quarter Key Business Segment Results
As outlined in our first quarter earnings release, effective January 1, the Company realigned its former Hefty Waste & Storage and Presto Products operating segments to enhance efficiency, sharpen its innovation focus, and better support future expansion into adjacent categories. These changes did not impact previously reported consolidated results. All prior periods are recast to conform with current year presentation.

Reynolds Cooking & Kitchen Essentials
•Net Revenues increased $19 million to $314 million, reflecting increases in both Retail and Non-retail Revenues, and includes 19 points of pricing to offset commodity cost increases.
•Retail volumes decreased 8%, in part from promotional timing differences in foil, while Reynolds parchment, oven bags and slow cooker liners drove share gains.
•Adjusted EBITDA increased $4 million to $53 million, primarily driven by manufacturing efficiency gains, partially offset by the impact of lower volumes.

Hefty® Waste & Clean-Up
•Net Revenues decreased $3 million to $233 million. Retail volumes remained flat and branded volume gains offset previously communicated private label distribution losses.
•Hefty® waste maintained share, despite a heightened promotional environment. Hefty® Ultra Strong trash bags were listed as a top 5 selling item on Amazon Prime Day 2026.
•Adjusted EBITDA decreased $3 million to $69 million due to the impact of lower revenues.

Hefty® Home & Tableware
•Net Revenues decreased $25 million to $217 million, due to the impact of lower volumes driven primarily by foam declines, partially offset by reduced promotional activity.
•Retail volumes decreased 14%; excluding foam Retail volumes decreased 8%.
•Adjusted EBITDA increased $8 million to $43 million, driven by manufacturing efficiency gains. The impact of lower volumes was offset by decreased promotional activity.

Hefty® Storage & Organization
•Net Revenues increased $9 million to a record second quarter of $176 million, reflecting stronger volumes.
•Retail volumes increased 8%, driven by strong performance of Hefty® and store brand food bags.
•Adjusted EBITDA decreased $3 million to $27 million, driven primarily by costs associated with the ramp up of new business and promoting behind new distribution.

Year to Date 2026 Highlights
•Net Revenues of $1,821 million compared to $1,756 million in the comparable prior year period
◦Retail Net Revenues of $1,692 million compared to $1,652 million in the comparable prior year period
◦Retail volumes decreased 1%; excluding foam Retail volumes increased 1%
◦Non-Retail Net Revenues of $129 million compared to $104 million in the comparable prior year period
•Net Income of $148 million compared to $105 million in the comparable prior year period, and Adjusted Net Income of $148 million compared to $132 million in the comparable prior year period
•Adjusted EBITDA of $302 million compared to $279 million in the comparable prior year period
•Earnings Per Share of $0.70 compared to $0.50 in the comparable prior year period, and Adjusted Earnings Per Share of $0.70 vs. $0.63 in the comparable prior year period

Net Income was $148 million compared to $105 million in the comparable period of 2025, which included $27 million of after-tax debt refinancing costs, CEO transition costs, and strategic investments in cost savings and revenue growth initiatives that did not repeat. Adjusted Net Income was $148 million compared to Adjusted Net Income of $132 million in the comparable period of 2025. Adjusted EBITDA was $302 million compared to $279 million in the comparable period of 2025, primarily attributable to the timing of pricing actions in relation to input cost increases and lower operational costs, partially offset by higher SG&A costs.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $66 million at June 30, 2026 and debt was $1,530 million, resulting in Net Debt of $1,464 million. Net Debt to Trailing Twelve Months Adjusted EBITDA1 was 2.1x on June 30, 2026 and at the lower end of the Company’s target leverage range.

During the six months ended June 30, 2026, we made a voluntary principal repayment of $50 million.

“Our second quarter results demonstrate disciplined execution across the business, targeted productivity initiatives and prudent capital deployment,” said Nathan Lowe, Chief Financial Officer. “We grew earnings through improved profitability, maintained leverage at the low end of our target range and continued investing behind initiatives that support long-term growth and cash generation, while remaining focused on managing through a dynamic consumer and cost environment.”

1Net Debt is defined as current portion of long-term debt plus long-term debt less cash and cash equivalents. Net Debt Leverage is defined as Net Debt divided by Trailing Twelve Months Adjusted EBITDA. See “Use of Non-GAAP Financial Measures” for additional information.

Full Year 2026 and Third Quarter Outlook
The Company is increasing its full year 2026 Net Revenues outlook to a range of +1% to +3%, compared to 2025 Net Revenues of $3,721 million, to account for increased pricing net of elasticity. The Company continues to expect Net Income and Adjusted Net Income to be in the range of $331 million to $343 million, full-year EPS and Adjusted EPS to be in the range of $1.57 to $1.63, and full-year Adjusted EBITDA to be in the range of $660 million and $675 million.

Third quarter 2026 Net Revenues are expected to be approximately flat compared to third quarter 2025 Net Revenues of $931 million. Net Income and Adjusted Net Income are expected to be in the range of $79 million to $83 million in the third quarter, with EPS and Adjusted EPS expected to be in the range of $0.37 to $0.39. The Company expects third quarter Adjusted EBITDA to be in the range of $160 million to $165 million.

Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on August 31, 2026, to shareholders of record as of August 17, 2026.

Earnings Webcast
The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at
https://investors.reynoldsconsumerproducts.com.

About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household essentials designed to simplify daily life, so consumers can enjoy what matters most. Found in 95% of U.S. homes, the Company offers trusted solutions for cooking, serving, clean-up, and storage. Its portfolio features iconic brands like Reynolds® and Hefty®, along with store brand products tailored to retail partners. Reynolds holds the No. 1 or No. 2 market share in most of the categories it serves. Learn more at: investors.reynoldsconsumerproducts.com

Forward Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our priorities to realize benefits from past initiatives and invest in future growth, and our expectations for sustainable earnings growth and long-term shareholder value, and our anticipated Net Revenue, Net Income, Adjusted Net Income, EPS, Adjusted EPS and Adjusted EBITDA for third quarter and fiscal year 2026 guidance. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “will,” “should,” “may,” “might,” “intends,” “outlook,” “forecast”, “position,” “committed,” “plans,” “predicts,” “model,” “assumes,” “confident,” “look forward,” “potential,” “on track,” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and profitability, management of costs and other disruptions and other strategies, the impact of the imposition of tariffs, consumer demand trends, retailer inventory and promotional decisions, inflationary pressures, our ability to recover commodity cost increases through pricing actions, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Jill Koval
Jill.Koval@ReynoldsBrands.com
(203) 832-4449

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net revenues	$944	$938	$1,821	$1,739
Related party net revenues	—	—	—	17
Total net revenues	944	938	1,821	1,756
Cost of sales	(699)	(712)	(1,368)	(1,341)
Gross profit	245	226	453	415
Selling, general and administrative expenses	(107)	(96)	(216)	(201)
Other expense, net	—	(12)	—	(21)
Income from operations	138	118	237	193
Interest expense, net	(22)	(22)	(44)	(42)
Debt refinancing expense	—	—	—	(13)
Income before income taxes	116	96	193	138
Income tax expense	(27)	(23)	(45)	(33)
Net income	$89	$73	$148	$105

Earnings per share:
Basic	$0.42	$0.35	$0.70	$0.50
Diluted	$0.42	$0.35	$0.70	$0.50

Weighted average shares outstanding:
Basic	210.6	210.3	210.7	210.3
Diluted	211.9	210.3	211.9	210.3

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
(amounts in millions, except for per share data)

	(Unaudited)
	As of June 30, 2026	As of December 31, 2025
Assets
Cash and cash equivalents	$66	$147
Accounts receivable (net of allowance for doubtful accounts of $1 and $2)	357	355
Other receivables	17	10
Inventories	718	584
Other current assets	27	20
Total current assets	1,185	1,116
Property, plant and equipment (net of accumulated depreciation of $1,081 and $1,034)	855	823
Operating lease right-of-use assets, net	111	98
Goodwill	1,895	1,895
Intangible assets, net	931	943
Other assets	102	61
Total assets	$5,079	$4,936
Liabilities
Accounts payable	$433	$387
Current operating lease liabilities	27	23
Income taxes payable	1	14
Accrued and other current liabilities	199	153
Total current liabilities	660	577
Long-term debt	1,530	1,580
Long-term operating lease liabilities	91	81
Deferred income taxes	370	350
Long-term postretirement benefit obligation	13	13
Other liabilities	105	82
Total liabilities	$2,769	$2,683
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210.8 shares issued and outstanding	—	—
Additional paid-in capital	1,432	1,431
Accumulated other comprehensive income	25	20
Retained earnings	853	802
Total stockholders’ equity	2,310	2,253
Total liabilities and stockholders’ equity	$5,079	$4,936

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
(amounts in millions)

	Six Months Ended June 30,
	2026	2025
Cash provided by operating activities
Net income	$148	$105
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	65	65
Deferred income taxes	17	(8)
Stock compensation expense	8	11
Change in assets and liabilities:
Accounts receivable, net	(2)	11
Other receivables	(7)	(4)
Related party receivables	—	(1)
Inventories	(133)	(63)
Accounts payable	54	49
Related party payables	—	(9)
Income taxes payable / receivable	(15)	(4)
Accrued and other current liabilities	40	(18)
Other assets and liabilities	(2)	13
Net cash provided by operating activities	173	147
Cash used in investing activities
Acquisition of property, plant and equipment	(101)	(79)
Net cash used in investing activities	(101)	(79)
Cash used in financing activities
Repayment of long-term debt	(50)	(54)
Dividends paid	(96)	(96)
Proceeds from term loan refinancing	—	743
Repayments of existing term loan	—	(743)
Other financing activities	(7)	2
Net cash used in financing activities	(153)	(148)
Net decrease in cash and cash equivalents	(81)	(80)
Cash and cash equivalents at beginning of period	147	137
Cash and cash equivalents at end of period	$66	$57

Cash paid:
Interest - long-term debt, net of interest rate swaps	40	41
Income taxes	43	39

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Kitchen Essentials	Hefty Waste & Clean-Up	Hefty Home & Tableware	Hefty Storage & Organization	Unallocated(1)	Total
Revenues
Three Months Ended June 30, 2026	$314	$233	$217	$176	$4	$944
Three Months Ended June 30, 2025(2)	295	236	242	167	(2)	938
Six Months Ended June 30, 2026	629	457	397	335	3	1,821
Six Months Ended June 30, 2025 (2)	554	462	421	320	(1)	1,756
Adjusted EBITDA
Three Months Ended June 30, 2026	$53	$69	$43	$27	$(21)	$171
Three Months Ended June 30, 2025(2)	49	72	35	30	(23)	163
Six Months Ended June 30, 2026	97	131	72	54	(52)	302
Six Months Ended June 30, 2025 (2)	87	134	52	51	(45)	279
(1)The unallocated net revenues include other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.
(2)During the three and six months ended June 30, 2026, the Company realigned two business segments and renamed all segments to better align with strategic objectives. All prior period segment disclosures have been recast to reflect this realignment. This realignment had no effect on our previously reported consolidated results of operations.

Components of Change in Net Revenues for the Three Months Ended June 30, 2026 vs. the Three Months Ended June 30, 2025

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Kitchen Essentials	19%	(8)%	(5)%	6%
Hefty Waste & Clean-Up	(1)%	—%	—%	(1)%
Hefty Home & Tableware	4%	(14)%	—%	(10)%
Hefty Storage & Organization	(3)%	8%	—%	5%
Total RCP	7%	(5)%	(1)%	1%

Components of Change in Net Revenues for the Six Months Ended June 30, 2026 vs. the Six Months Ended June 30, 2025

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Kitchen Essentials	18%	(1)%	(3)%	14%
Hefty Waste & Clean-Up	(1)%	—%	—%	(1)%
Hefty Home & Tableware	3%	(9)%	—%	(6)%
Hefty Storage & Organization	(2)%	7%	—%	5%
Total RCP	6%	(1)%	(1)%	4%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Net Debt,” and “Net Debt to Trailing Twelve Months Adjusted EBITDA” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, debt refinancing expense, depreciation and amortization, costs to execute strategic initiatives and CEO transition costs. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus the after-tax impact of debt refinancing expense, costs to execute strategic initiatives and CEO transition costs. We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents. We define Net Debt to Trailing Twelve Months Adjusted EBITDA as Net Debt (as defined above) as of the end of the period to Adjusted EBITDA (as defined above) for the period.
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted EPS as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. We use Net Debt to Trailing Twelve Months Adjusted EBITDA because it reflects our ability to service our debt obligations. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year and third quarter 2026, where adjusted, is provided on a non-GAAP basis. Please see reconciliations of non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in millions)		(in millions)
Net income – GAAP	$89	$73	$148	$105
Income tax expense	27	23	$45	$33
Interest expense, net	22	22	$44	$42
Debt refinancing expense(1)	—	—	—	13
Depreciation and amortization	33	33	$65	$65
Costs to execute strategic initiatives(2)	—	8	—	13
CEO transition costs(3)	—	4	—	8
Adjusted EBITDA (Non-GAAP)	$171	$163	$302	$279
(1)    Reflects the expense recorded related to our March 2025 Term Loan Facility refinancing.
(2)    Reflects costs related to the execution of cost savings and revenue growth strategic initiatives.
(3)    Reflects compensation and other costs related to the CEO transition effective January 1, 2025.
Reynolds Consumer Products Inc.
Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$89	211.9	$0.42	$73	210.3	$0.35
Adjustments:
Debt refinancing expense(1)	—	211.9	—	—	210.3	—
Costs to execute strategic initiatives(1)	—	211.9	—	6	210.3	0.03
CEO transition costs(1)	—	211.9	—	4	210.3	0.02
Adjusted (Non-GAAP)	$89	211.9	$0.42	$83	210.3	$0.39

(1)    Amounts are after tax, calculated based on the applicable tax treatment of each adjustment, using a normalized effective tax rate of 23.5% for deductible items and 0% for non-deductible items.

	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$148	211.9	$0.70	$105	210.3	$0.50
Adjustments:
Debt refinancing expense(1)	—	211.9	—	10	210.3	0.05
Costs to execute strategic initiatives(1)	—	211.9	—	10	210.3	0.05
CEO transition costs(1)	—	211.9	—	7	210.3	0.03
Adjusted (Non-GAAP)	$148	211.9	$0.70	$132	210.3	$0.63

(1)    Amounts are after tax, calculated based on the applicable tax treatment of each adjustment, using a normalized effective tax rate of 23.5% for deductible items and 0% for non-deductible items.

Reynolds Consumer Products Inc.
Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months Adjusted EBITDA
(amounts in millions)

	Twelve Months Ended June 30, 2026	Twelve Months Ended December 31, 2025
Net income – GAAP	$344	$301
Income tax expense	104	92
Interest expense, net	87	86
Debt refinancing expense	—	13
Depreciation and amortization	135	135
Costs to execute strategic initiatives	12	25
CEO transition costs	7	15
Adjusted EBITDA (Non-GAAP)	$689	$667
Reynolds Consumer Products Inc.
Reconciliation of Total Debt to Net Debt and Calculation of Net Debt to Trailing Twelve Months Adjusted EBITDA
(amounts in millions, except for Net Debt to Trailing Twelve Months Adjusted EBITDA)

As of June 30, 2026
Long-term debt	1,530
Total debt	1,530
Cash and cash equivalents	$(66)
Net debt (Non-GAAP)	$1,464
For the twelve months ended June 30, 2026
Adjusted EBITDA (Non-GAAP)	$689

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.1x

As of December 31, 2025
Long-term debt	1,580
Total debt	1,580
Cash and cash equivalents	(147)
Net debt (Non-GAAP)	$1,433
For the twelve months ended December 31, 2025
Adjusted EBITDA (Non-GAAP)	$667

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.1x

Reynolds Consumer Products Inc.
Reconciliation of Q3 2026 and FY2026 Net Income Guidance to Adjusted EBITDA Guidance
(amounts in millions)

	Three Months Ended September 30, 2026		Year Ended December 31, 2026
	Low	High	Low	High
Net income (GAAP)	$79	$83	$331	$343
Income tax expense	26	27	108	111
Interest expense, net	22	22	86	86
Depreciation and amortization	33	33	135	135
Adjusted EBITDA	$160	$165	$660	$675